UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                JANUARY 17, 2005


                  BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

          DELAWARE                       000-23889              76-0553110
(STATE OF OTHER JURISDICTION OF    (COMMISSION FILE NO.)     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)

            6601 OWENS DRIVE, SUITE 115, PLEASANTON, CALIFORNIA 94588
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (925) 251-0000
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

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Item 8.01         Other Events

On January 17, 2005, BrightStar Information Technology Group, Inc. (the "Company") received service of an action filed by the State of Texas in the 353d Judicial District of the District Court of Travis County, Texas (Cause No. GV500031) against the Company and BRBA, Inc., its former wholly owned subsidiary, for sales taxes, interest, penalties and attorney fees for the period 1997 through 2004 in the aggregate amount of $666,387, plus future interest. BRBA, Inc. was liquidated in a chapter 7 proceeding that was completed in 2002 and the Company no longer has any responsibility for its affairs.

The Company believes that the suit against it is without merit. However, to avoid the cost and time required to adjudicate this matter, it entered into a contingent settlement agreement on January 19, 2005 whereby the action against the Company will be dismissed, provided the State of Texas receives $25,000 from the Company on or before May 12, 2005. The Company presently does not have a source of funds to make this payment, but is seeking to acquire such funding within the required time frame.

As reported in our third quarter 2004 report on Form 10-Q, the Company is continuing to explore its strategic alternatives. If the Company is successful in its strategy, the Company will have no assets or liabilities (other than contingent liabilities that are not believed to be material) and will seek to ultimately merge with an operating company. The litigation described above, unless resolved in a timely manner, may jeopardize the Company's ability to execute this strategy.

In addition, the Company believes that it will be unable to make the payment that will become due on April 30, 2005 to the holders of its subsidiary's Series 1 Convertible Promissory Notes (the "Notes"). As a result, the Notes would be in default on May 1, 2005 and the holders of the Notes would be entitled to foreclose on the Company's assets and take over its operating business. If that were to occur, the Company would cease operations.



                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

                                   BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

Date: January 20, 2005.            BY: /s/ Joseph A. Wagda
                                       -----------------------------------------
                                       Joseph A. Wagda
                                       Chairman and Chief Executive Officer


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